Exhibit 99.1

CONTACTS:
Media: Justin Lopinot	Investors: Peggy Reilly Tharp
314-628-7053	314-628-7491
justin.lopinot@savvis.net	peggy.tharp@savvis.net

Savvis Appoints Bill Fathers To President, Savvis, Inc.

Company’s Chief Sales and Marketing Executive will Continue Current Duties

While Further Expanding Activities to Accelerate Growth on a Global Basis

ST. LOUIS, Feb. 25, 2011 – Savvis, Inc. (NASDAQ: SVVS), a global leader in cloud infrastructure and hosted IT solutions for enterprises, today announced that Bill Fathers, senior vice president and global head of sales and marketing, has been promoted to the position of president, Savvis Inc. In his new position Fathers, who will continue reporting to Chairman and CEO Jim Ousley, will maintain all current responsibilities while undertaking further efforts to build Savvis’ strategic partnerships and grow a diverse, worldwide customer base.

Fathers joined Savvis in 2007 as senior vice president, financial services business owner and global head of product development. Later serving as the company’s sales and marketing chief, Fathers was placed in charge of Savvis’ global strategic business direction as well as its worldwide sales execution, solutions consulting and go-to-market initiatives.

A veteran business development executive with proven success building leading-edge go-to-market strategies in the financial services, media and telecom industries, Fathers began his business career as a principal consultant at PA Consulting Group. He subsequently moved to Thomson Reuters where he was appointed managing director of a pan-European managed service business and later senior vice president, global head of development.

“In every position he’s held, Bill has exhibited strong leadership,” Ousley said. “Savvis’ international presence and market share have grown significantly through his efforts. As president, Bill will further focus on pursuing these alliances in addition to his existing responsibilities to help insure our position as a leader in global managed hosting and cloud services. It will also allow me more time to pursue additional strategic initiatives around the world.”

“Savvis’ reputation for innovation, service flexibility and market expertise has placed it at the forefront of the revolution in cloud-based infrastructure. Our assets have allowed us to build a truly impressive sales organization through both traditional and alternative channels,” Fathers said. “While many of my duties will not be changing, I’m looking forward to undertaking additional efforts to expand our networks, better serve current customers and uncover new sales opportunities.”

A former captain in the British Army, Fathers holds a master’s degree in engineering from Cambridge University.

About Savvis

Savvis, Inc. (NASDAQ: SVVS) is a global leader in cloud infrastructure and hosted IT solutions for enterprises. Nearly 2,500 unique clients, including 32 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information, please visit www.savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the timing and magnitude of future expansion, entry into strategic alliances and our position in our industry. Actual results may differ materially from expectations. The forward-looking statements contained in this document speak only as of the date of publication, Feb. 25, 2011. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect after this date.

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